Exhibit 10.56

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 4th day of February, 2008, between REMINGTON ARMS COMPANY, INC., a Delaware corporation (“Employer”), and Theodore H. Torbeck (“Executive”).

R E C I T A L S:

1.          Employer is engaged in the business of designing, manufacturing, marketing, and selling (a) sporting goods products, including, by way of illustration, firearms and ammunition, as well as hunting and gun care accessories and clay targets, for the global hunting and shooting sports marketplace, and (b) products with law enforcement, military and government applications, including, by way of illustration, surveillance technology products and powdered metal products (the “Business”).

2.          Employer desires to employ Executive as the Chief Operating Officer of Employer, and Executive desires to be employed by Employer in that capacity.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation and benefits Employer agrees herein to pay Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, Employer and Executive agree as follows:

1.          Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.

2.          Term; Position and Responsibilities; Location.

(a)        Term of Employment. Subject to earlier termination pursuant to Section 7, the term of Executive’s employment under this Agreement shall be for a period beginning on the date hereof (the “Commencement Date”) and continuing until the second (2nd) anniversary of the Commencement Date, and shall be extended automatically for twelve (12) month periods thereafter, unless either party gives the other at least sixty (60) days written notice in advance of the expiration of the then current term of his or its intention not to renew (the initial term and any extensions, together, the “Employment Period”).

(b)        Position and Responsibilities. During the Employment Period, Executive will serve in the executive position specified in Section 1 of Attachment A or in such other executive position as the Board of Directors of Employer (the “Board”) may determine from time to time. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in the position to which he is assigned, and such other duties consistent with Executive’s position as the Board or Chief Executive Officer may specify from time to time. Executive will devote all of his skill, knowledge and working time to the conscientious performance of the duties of such position or positions (except for (i) vacation time as set forth in

Section 6(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on outside charitable boards of directors and the fulfillment of civic responsibilities or to service on the boards of such corporations as Executive is serving on the date hereof or which he may hereafter join with the consent of the Board and (B) such reasonable time as may be necessary from time to time for personal financial matters).

(c)        Location. Executive’s primary work location shall be at Employer’s headquarters in Madison, North Carolina; provided, however, that in the first twenty-four (24) months of his employment hereunder, Executive shall not be required to relocate his primary residence to such location; and provided, further, that Employer may, at its option, provide Executive with the use of a corporate apartment in Madison, North Carolina, during the first twenty-four (24) months of his employment.

3.          Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer will pay Executive the annual base salary specified in Section 2 of Attachment A. The Board will review Executive’s base salary annually during the Employment Period and, in the discretion of the Board, may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as the Board shall consider relevant. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”. The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement maintained or established by Employer. The pay period under this Agreement shall equal one (1) month, and Employer shall pay Executive the Base Salary for each pay period in semi-monthly installments or in such other installments as are paid to other executives of Employer.

4.          Incentive Compensation.

(a)        Annual Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in Employer’s annual incentive compensation plan for its executive officers as in effect from time to time (the “Annual Incentive Compensation Plan”), at a targeted level specified in Section 3 of Attachment A, and commensurate with his position and duties with Employer based on reasonable performance targets established from time to time by the Board or a committee thereof.

(b)        Equity. During the Employment Period, Executive shall be eligible to participate in the 2008 American Heritage Arms, Inc. Stock Incentive Plan. Subject to the terms of the plan and an Award Agreement entered into pursuant thereto, Executive shall be awarded a two percent (2%) interest in American Heritage Arms on a fully diluted basis, which shall vest in four (4) annual installments of fifteen (15%) on the first (1st) anniversary of the effective date hereof and twenty percent (20), twenty-five percent (25) and forty percent (40), respectively on each anniversary thereafter.

(c)        Other Incentive Plans. During the Employment Period, Executive shall be eligible to participate in any other bonus or incentive plans which Employer may hereafter establish in which other senior executive officers of Employer are eligible to participate.

5.          Employee Benefits. During the Employment Period (and thereafter to the extent provided under the terms of Employer’s employee benefit plans or programs), Executive shall be eligible to participate in any employee benefit plans and programs as in effect from time to time generally made available to similarly situated executives of Employer, in a manner consistent with the terms and conditions of each such plan or program and on a basis that is commensurate with Executive’s position and duties with Employer hereunder. In the event of a conflict between any benefit plan or program and this Agreement, the terms of this Agreement shall govern.

6.          Expenses.

(a)        Business Travel. During the Employment Period, Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, to support the existence and purpose of the incurred expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to senior executives as in effect from time to time. In the event Executive’s employment hereunder terminates for any reason, Employer shall reimburse Executive (or in the event of death, his personal representative) for expenses incurred by Executive on behalf of Employer prior to the date of his termination of employment to the extent such expenses have not been previously reimbursed by Employer pursuant to this Section 6(a).

(b)        Vacation and Sick Leave. During the Employment Period, Executive shall be entitled to vacation and sick leave as determined in accordance with the prevailing policies of Employer applicable to senior executives.

7.	Termination of Employment.

(a)        Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). If Employer desires to terminate Executive’s employment due to Executive’s Disability, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder lasting for a period of one hundred eighty (180) days or longer, whether or not consecutive, in any twelve (12) month period. The determination of Executive’s Disability shall be made by the Board after receiving an evaluation from an independent physician selected by Employer and reasonably acceptable to Executive and shall be final and binding on the parties hereto.

(b)        Termination by Employer for Cause. Employer may terminate Executive for Cause. If Employer desires to terminate Executive’s employment for Cause, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, “Cause” shall mean (i) the failure of Executive substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) or other material breach by Executive of any of his obligations hereunder, after a demand for substantial performance or demand for cure of such breach is delivered, and a reasonable opportunity to cure is given, to Executive by Employer, which demand identifies the manner in which Employer believes that Executive has not substantially performed his duties or breached his obligations, (ii) Executive’s gross negligence or serious misconduct that has caused or would reasonably be expected to result in material injury to Employer or any of its affiliates, (iii) Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (iv) Executive’s violation of any provision of Employer’s business ethics policy that has resulted or would reasonably be expected to result in material injury to Employer or any of its affiliates, but only after a demand for cure of such violation is delivered, and a reasonable opportunity to cure is given, to Executive by Employer, which demand identifies the manner in which Employer believes that Executive has violated a material provision of Employer’s business ethics policy.

(c)        Termination Without Cause. Employer may terminate Executive’s employment at any time “Without Cause”. If Employer desires to terminate Executive’s employment Without Cause, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by Employer other than as described in Section 7(a) or for Cause as defined in Section 7(b).

(d)        Termination by Executive. Executive may terminate his employment at any time. If Executive desires to terminate for Good Reason, he shall give notice to Employer as provided in Section 7(e). Notwithstanding the foregoing, Executive may not terminate his employment for Good Reason if Employer has, within fifteen (15) days of the receipt of Executive’s written notice of his desire to terminate for Good Reason, cured the conduct alleged to give rise to the basis for the Good Reason termination. For purposes of this Agreement, “Good Reason” shall mean a termination of employment by Executive within thirty (30) days following the occurrence of any of the following events without Executive’s consent: (i) the assignment of Executive to a position the duties of which are a material diminution of the duties contemplated by Section 2(b) hereof, (ii) a reduction of Executive’s Base Salary or his Incentive Compensation Target Opportunity pursuant to Section 4 and as set forth on Attachment A, or (iii) a material breach by Employer of any of its obligations hereunder. In addition, Executive shall have the right to terminate his employment for Good Reason pursuant to this Section 7(d) if Employer requires him to relocate his primary residence at any time during the first twenty-four (24) months of his employment.

(e)        Notice of Termination. Any termination of Executive’s employment by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written “Notice of Termination” addressed to the other party to this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) subject to the provisions of Section 7(h), specifies the effective date of termination. The failure by Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the reason given for the termination of Executive’s employment shall not waive any right of Executive or Employer hereunder or preclude Executive or Employer from asserting such fact or circumstance in enforcing Executive’s or Employer’s rights hereunder.

(f)	Payments Upon Certain Terminations.

(i)         If Executive’s employment is terminated by Employer Without Cause or Executive terminates his employment for Good Reason, Employer shall pay or provide to Executive as severance payments and benefits the following:

A.

Executive shall receive his Base Salary for the period from the Date of Termination (as defined in Section 7(h) below) through the expiration of the Severance Period as set forth on Section 4 of Attachment A, paid in semi-monthly installments as provided in Section 3;

B.	Executive shall receive the product of
(i)

the amount of incentive compensation that would have been payable to Executive pursuant to Sections 4(a), 4(c) and the Annual Incentive Compensation Plan for the calendar year in which his employment terminates with achievement of performance objectives determined as of the Date of Termination, multiplied by

(ii)	a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is 365;

C.

continuation of participation in Employer’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employer’s expense until the earlier of the conclusion of the Severance Period and the date on which Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination; provided, however, that in the event Employer cannot reasonably provide Executive and his dependents with coverage under Employer’s Group Benefits Plan for the full Severance Period, Employer may provide coverage under one or more alternative plans or arrangements providing substantially equivalent coverage to the coverage then being provided to active employees and their dependants under Employer’s group benefits plan; and

D.

a pro-rated acceleration of the next installment in the equity vesting schedule set forth in Section 4(b) following termination based on the number of days Executive worked in the applicable twelve (12) month vesting period in which termination occurs. By way of example, if Executive is terminated by Employer without Cause or Executive terminates his employment for Good Reason and the Date of Termination is half way through the second twelve (12) month vesting period,

Executive will previously have vested in 15% on the first anniversary and will be vested in 50% (representing the half-year worked) of the 20% vesting amount for the second year.

(ii)         Upon his death or Disability or if Employer terminates Executive’s employment for Cause, Employer shall pay Executive his Base Salary through the Date of Termination, plus, in the case of termination upon Executive’s death or Disability, a pro-rata amount of incentive compensation pursuant to the Annual Incentive Compensation Plan calculated in the same manner as Section 7(f)(i)(B) above (but excluding any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination). Executive shall not be entitled to severance compensation under any severance compensation plan of Employer; provided, however, that other than severance compensation, any benefits payable to or in respect of Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision. Any payments required to be made on account of Executive’s death or Disability shall be made to Executive or his designated beneficiary in the case of death no later than two and one-half (2½) months following the end of the calendar year in which Executive’s employment terminates on account of death or Disability. Finally, Executive or his designated beneficiary in the case of death shall be entitled to the equity vested pursuant to Section 4(b).

(iii)        Notwithstanding anything to the contrary in this Agreement, in the event of Employee’s voluntary termination without Good Reason or his termination for Cause, Employer shall have the right to continue to pay Employee’s Base Salary for a period of up to twelve (12) months following the Date of Termination (which period shall also be referred to as the Severance Period), paid in semi-monthly installments as provided in Section 3, in exchange for Employee’s compliance with the covenants contained in Sections 9, 10 and 11. Finally, Executive shall be entitled to the equity vested pursuant to Section 4(b).

(g)	Conditions to Receipt of Payments Upon Certain Terminations

(i)         In consideration of the severance payments and benefits provided in Section 7(f), Employee agrees to (A) waive all rights to post termination benefits, other than vested equity awards and vested benefits under Employer’s tax-qualified and non-qualified deferred compensation plans, if any, after the Date of Termination, (B) waive any claims to other severance or termination payments or benefits, and (C) execute a general release releasing Employer from all claims, including but not limited to claims under the Age Discrimination in Employment Act or for wrongful discrimination and wrongful discharge from Employer, which release shall be in substantially the form attached hereto as Attachment B. Prior to Executive’s termination of employment, the release of claims may be revised by Employer. Employer may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to Executive.

(ii)         Executive shall not have a duty to mitigate the costs to Employer under Section 7(f).

(h)        Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (A) if Executive’s employment is terminated by his death, the date of his death, (B) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given or, if later, the date of termination specified in such Notice, as contemplated by Section 7(e), and (C) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for Good Reason, thirty (30) days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, the actual date of termination of Executive’s employment; provided, however, that Employer may discontinue Executive’s services hereunder during any notice period as long as Executive continues to receive his Base Salary and benefits as if he were continuing to provide such services.

8.	Unauthorized Disclosure.

(a)        Without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive will use his best efforts to consult with Employer’s Chief Executive Officer prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, any information covered by the Uniform Trade Secrets Act of Delaware or any other similar legal protections that may be applicable (or any successor thereto), management organization information (including data and other information relating to members of the Board, the Board of Directors of RACI Holding, Inc. (“Holding”) and management of Employer or Holding), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding, Employer or any of their respective subsidiaries or affiliates or that Holding, Employer or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective subsidiaries or affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 8). The parties expressly agree that Confidential Information does not exist in written form only.

(b)        Executive acknowledges and agrees that he will have broad access to Confidential Information, that Confidential Information will in fact be developed by him in the course of his employment with Employer, and that Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of Employer. Executive shall use his best efforts to prevent the disclosure of or removal of any Confidential Information from the premises of Employer, except as required in connection with the performance of his duties as an executive of Employer. Executive agrees that all Confidential Information (whether now or hereafter existing) conceived, discovered or developed by him during the Employment Period belongs exclusively to Employer and not to him.

9.	Non-Competition.

(a)        During the Employment Period and thereafter during the Restriction Period (as defined in this Section 9), Executive shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company) of, or otherwise support, any business within the Restricted Area (as defined in this Section 9) which engages in the Business or which is competitive with the Business. For purposes of this Agreement, the “Restriction Period” shall be equal to any Severance Period, and “Restricted Area” means any geographical area in which Employer and its affiliates are engaged in the Business.

(b)        Executive agrees and acknowledges that Employer and its affiliates are engaged in the Business and sell and distribute their products throughout the United States and other jurisdictions throughout the world, and that it would not be reasonable to limit the geographic scope of this covenant to any particular geographic location.

10.        Non-Solicitation of Employees. During the Employment Period and thereafter during the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or shall become associated in any capacity, (a) solicit for employment, employ or otherwise interfere with the relationship of Employer with any person who at any time during the six (6) months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Employer other than any such solicitation or employment during Executive’s employment with Employer on behalf of Employer, or (b) induce or attempt to induce any employee of Employer who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10, 11, 12 or 13 hereof or to terminate his or her employment with Employer.

11.        Non-Solicitation of Customers. During the Employment Period and thereafter during the Restriction Period, Executive shall not, directly or indirectly, solicit, divert or otherwise attempt to establish for himself or any other person, firm or entity (other than Employer or its subsidiaries or affiliates) any business relationship of a nature that is competitive with the Business or any relationship of Employer with any person, firm or corporation which during the twelve (12) month period preceding the prohibited conduct was a customer, client or distributor of Employer or any of its subsidiaries or affiliates.

12.        Return of Property. In the event of the termination of Executive’s employment for any reason, or such earlier time as Employer may request, Executive will deliver to Employer all of Employer’s property and documents and data of any nature and in whatever medium pertaining to Executive’s employment with Employer (except for that which is personal to Executive), and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

13.        Non-Disparagement. During the Employment Period and thereafter during the Restriction Period, Executive will not make any statement, written or oral, whether expressed as a fact, opinion or otherwise, to any person (or induce any third party to make any such statement) which disparages, impugns, maligns, defames, libels, slanders or otherwise casts in an unfavorable light Employer or any officer, director, shareholder or employee of Employer.

14.	Failure to Comply with Covenants.

(a)        Without limiting the damages available to Employer, in the event that Executive fails to comply with any of the covenants in Sections 8, 9, 10, 11, 12 or 13, to the extent applicable, following his termination of employment, and such failure continues following delivery of notice thereof by Employer to Executive, all rights of Executive and any person claiming under or through him to the payments and benefits described in Sections 7(f) shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder; provided, however, that Executive shall not have the option of foregoing such payments and benefits in order to be relieved of compliance with such covenants.

(b)        Executive acknowledges and agrees that the covenants and obligations of Executive described in Sections 8, 9, 10, 11, 12 and 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Section 14. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity. If Employer does not prevail in obtaining any such injunctive relief, Employer shall reimburse Executive for any legal expenses incurred by him in defending against the imposition of such injunctive relief.

15.        Intellectual Property. During the Employment Period, Executive will disclose to Employer all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the Business of Employer or any of its subsidiaries or affiliates, including without limitation, any process, operation, product or improvement which may be proprietary, patentable or copyrightable. Executive agrees that all of the foregoing will be the property of Employer and that he will at Employer’s request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise for Employer.

16.	Assignability; Merger or Consolidation; Assumption of Agreement.

(a)        The obligations of Executive hereunder may not be delegated, and Executive may not, without Employer’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

(b)        Employer and Executive agree that this Agreement and all of Employer’s rights and obligations hereunder may be assigned or transferred by Employer. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed both the date of the Notice of Termination and the Date of Termination.

17.        Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Attachments hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, those between Executive and any other person or entity) are merged into and superseded by this Agreement, and the terms of any prior employment agreement or arrangement shall, from and after the date of this Agreement, be of no further force or effect.

18.        Indemnification. Employer agrees that it shall indemnify, defend and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of litigation, including attorneys’ fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement.

19.        Compliance with Code Section 409A. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all rules, regulations and other similar guidance issued thereunder (“Code Section 409A”). The parties agree that this Agreement shall at all times be interpreted and construed in a manner to comply with Code Section 409A and that should any provision be found not in compliance with Code Section 409A, the parties are contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by Employer’s legal counsel to achieve compliance with Code Section 409A unless such action results in substantial additional costs to Employer. By execution and delivery of this Agreement, Executive irrevocably waives any objections he may have to the amendments required by Code Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement be made to Employee unless compliant with Code Section 409A. In the event amendments are required to make this Agreement compliant with Code Section 409A, Employer shall use its best efforts to provide Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A and does not result in substantial additional costs to Employer. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations between the parties.

20.	Miscellaneous.

(a)        Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held within the State of Delaware, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive substantially prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer. Notwithstanding the above, however, because time is of the essence, whenever a violation or threatened violation of the covenants contained in Sections 8, 9, 10, 11, 12 or 13 is alleged, then the parties agree that the enforcement of such covenants and any request for injunctive relief pursuant to Section 14 shall be excepted from the provisions of this Section 20(a).

(b)	Governing Law; Consent to Jurisdiction.

(i)         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereof) applicable to contracts made and to be performed therein, and in any action or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware shall be applicable and shall govern to the exclusion of the laws of any other forum.

(ii)         Any action to enforce any of the provisions of this Agreement, except as provided in Section 20(a), shall be brought exclusively in a court of the State of Delaware or in a Federal court located within the State of Delaware, and by execution and delivery of this Agreement, Executive and Employer irrevocably consent to the exclusive jurisdiction of those courts and Executive hereby submits to personal jurisdiction in the State of Delaware. Executive and Employer irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. Executive and Employer acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

(c)        Taxes. Employer may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required by law.

(d)        Amendments. Except as otherwise provided in Section 19, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a duly authorized committee thereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert his or its rights hereunder on any occasion or series of occasions.

(e)        Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Specifically, in the event any part of the covenants set forth in Sections 8, 9, 10, 11, 12 or 13 is held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8, 9, 10 or 11 is declared by a court of competent jurisdiction to be overbroad as written, Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

(f)         Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)	If to Employer, to it at:

Remington Arms Company, Inc.

Post Office Box 700

Madison, North Carolina 27025

Attention: Secretary

(ii)	If to Executive, to him at the address listed in Section 5 of Attachment A.

(g)        Survival. Sections 8, 9, 10, 11, 12, 13, 14, 15, 17, 18, 19, 20(a), (b), (c) and (f) and, if Executive’s employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of Executive’s employment hereunder.

(h)        No Conflicts. Executive and Employer each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he or it is a party or by which he or it may be bound.

(i)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(j)         Headings. The sections and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)        Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

21.        Legal Fees. Employer will pay for or reimburse Executive for his costs reasonably incurred in retaining legal counsel to review this Agreement and advise him in connection therewith prior to execution to a maximum amount of fifteen thousand dollars ($15,000), subject to the Executive’s submission of appropriate documentation of such expenses.

22.        Acknowledgement. Executive (a) has had a reasonable amount of time in which to review and consider this Agreement prior to signature, (b) has in fact read the terms of this Agreement, (c) has the full legal capacity to enter into this Agreement and has had the opportunity to consult with legal counsel before signing this Agreement, (d) fully and completely understands the meaning, intent and legal effect of this Agreement, and (e) has knowingly and voluntarily executed this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

REMINGTON ARMS COMPANY, INC.

By: /s/ Paul. A. Miller Name: Paul A. Miller Title: Chairman of the Board

EXECUTIVE:

/s/ Theodore H. Torbeck Theodore H. Torbeck

ATTACHMENT A – THEODORE H. TORBECK

1.	POSITION:	Chief Operating Officer
2.	ANNUAL BASE SALARY:	$600,000
3.	INCENTIVE COMPENSATION TARGET OPPORTUNITY:		100%
4.	SEVERANCE PERIOD:	12 months
5.	EXECUTIVE’S ADDRESS:	11253 Terwilligers Valley Lane, Cincinnati, Ohio 45249

ATTACHMENT B

REMINGTON ARMS COMPANY, INC.

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payment by Remington Arms Company, Inc. (“Remington”) of the severance payments and benefits to me pursuant to that certain 2008 Executive Employment Agreement dated February 4, 2008 (the “Agreement”), I, Theodore Torbeck, agree to and do finally and completely release and forever discharge Remington and its parents, subsidiaries and affiliates, and their employees, shareholders, officers, directors or agents (collectively, the “Releasees”) from any and all liabilities, claims, obligations, demands and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own or hold, or claim to have, own or hold, against each or any of the Releasees arising from or relating to my employment with Remington and termination of that employment.

This General Release and Waiver of Claims (this “Release”) includes, without limiting the generality of the foregoing, claims arising under any provision of federal, state or local law, any federal, state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act 1991, or the Employee Retirement Income Security Act of 1974, all as amended, or any similar federal, state or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims (other than the payments to which I am entitled under the Agreement); provided, however, that this Release does not include actions brought to enforce the terms of this Release, including any right to the termination payments and benefits described in the Agreement, or to secure benefits under any other employee benefit plan or program of Remington of which I am a participant unless expressly excluded by the Agreement. If I violate the terms of this Release, I agree to pay the Releasees’ costs and reasonable attorneys’ fees.

I acknowledge that, among other rights subject to this Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an employee of Remington.

As provided by law, I have been advised by Remington to carefully consider the matters outlined in this Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days from my receipt of this Release to consider the terms and conditions set forth herein, and I understand that I have seven (7) days following my execution of this Release to revoke my signature, in which event this Release shall not be effective or binding on the parties, and I will not receive any of the payments or benefits set forth in Section 7(f) of the Agreement. I further understand fully and acknowledge the terms and consequences of this Release, and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,

INTENDING TO BE LEGALLY BOUND HEREBY:

/s/ Theodore H. Torbeck

_____________________________

Theodore H. Torbeck

Dated:	February 4, 2008
________________________

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